Exhibit 10.2

English Summary of Supplement to Lease Agreement Dated December 31, 2021

A supplement dated December 31, 2021 (the “Supplement”) made to the existing lease agreement dated January 22, 2003 (the “Lease Agreement”)

1.	Parties: Pluristem Ltd. (“Pluristem”) and MTM – Scientific Industries Center Haifa Ltd. (“MTM”).

2.	Signing Date: December 31, 2021

3.	The Premises: Certain areas in Building 5.1 (approximately 4,389 square meters in total of office space – “Office Space”) and a certain areas in Building 5.1 (approximately 191 square meters in total – “Area”), and 87 parking spots in different locations, all in MATAM Advanced Technology Park, Haifa, Israel (the “Premises”). The Parties agree that the Area will be measured again, and in the case of measurement inaccuracy, the fees will be retroactively adjusted to the correct measures.

4.	Lease Period: The Supplement extends the rent period with respect to the Premises until December 31, 2026 (the “Lease Period”). Notwithstanding the foregoing, Pluristem has a right to extend the Lease Agreement for an additional sixty (60) more calendar months until December 31, 2031 upon providing 6 months’ advanced written notice prior to the end of the Lease Period, and as long as Pluristem is not in material breach of the Lease Agreement (the “Option Period”).

5.	Lease Fees: Lease fees are payable monthly in the following amounts (linked to the Israeli Consumer Price Index as of September 2014):

5.1	For the leased Office Space in Building 20, 65 New Israeli Shekel (NIS) per one square meter (plus applicable taxes);

5.2	For the leased Area space in Building 20, 33 New Israeli Shekel (NIS) per one square meter (plus applicable taxes);

5.3	During the Option Period, the fees for the Office Space will be increased by 10% to 71.5 NIS per one square meter, and 36.3 NIS per one square meter of the Area (plus applicable taxes);

5.4	During the Lease Period, the fees for each parking spot will differ: (1) during the period between January 1, 2022 to December 31, 2022 – 300 NIS (plus applicable taxes) per parking spot, (2) during the period between January 1, 2023 to December 31, 2024 – 350 NIS (plus applicable taxes) per parking spot, (3) during the period between January 1, 2024 to December 31, 2026 – 400 NIS (plus applicable taxes) per parking spot. During the Option Period, the price per parking spot will increase by 10% from the last paid price, to 440 NIS per parking spot;

5.5	Management fees during the extended Lease Period will be calculated using the cost+15% mechanism. The estimated management fees on the date of signing of this Supplement are 4 NIS for each 1 square meter of the Office Space, not including the Area (plus applicable taxes);

5.6	All fees will be linked to the base index as defined in the Supplement, and will include VAT.

6.	Leasehold Improvements: Pluristem will make improvements to the pump room on the Premises, and MTM will participate in the payment of these improvements in an amount that would not exceed 100,000 NIS plus applicable taxes.

7.	Guarantees: In order to secure its undertakings under this agreement, Pluristem shall provide MTM within no more than 30 days from signing this Supplement, an updated unconditional autonomic bank guarantee in an amount equal to 6 months lease fees (calculated for the new fees) (plus applicable taxes). If the option to extend the lease is exercised, the guarantee amount should be increased to include the applicable fees.

8.	Transfer of Rights: Pluristem will be allowed to rent out parts of the Premises, only on the second floor of the building, following 21 days’ notice to MTM, and provided that the subleasor accepts all of the obligations under the original Lease Agreement. The subleasor must also sign a guarantee in favor of MTM and is only allowed to use the Premises for permitted purposes.

9.	Management and Services: MTM will provide building management services through MTM or a management company.

Subject to the arrangements under the Supplement, all the provisions of the Lease Agreement shall apply to the Supplement.